                                                                    EXHIBIT 10.2





                                 $12,257,000.00

                            NOTE PURCHASE AGREEMENT

                                  DATED AS OF

                               NOVEMBER 10, 1993

                                    BETWEEN

                   JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

                                      AND

                             CAL-MAINE FOODS, INC.

                               TABLE OF CONTENTS


                         [Not a part of the Agreement]



    SECTION 1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                -----------
         1.01   "Accounting Period(s)"  . . . . . . . . . . . . . . . . . . . . .     1
                 --------------------
         1.02   "Affiliates"  . . . . . . . . . . . . . . . . . . . . . . . . . .     1
                 ----------
         1.03   "Assets"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
                 ------
         1.04   "Business Day"  . . . . . . . . . . . . . . . . . . . . . . . . .     1
                 ------------
         1.05   "Cash Flow" . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
                 ---------
         1.06   "Closing" . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                 -------
         1.07   "Closing Date"  . . . . . . . . . . . . . . . . . . . . . . . . .     2
                 ------------
         1.08   "Code"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                 ----
         1.09   "Commitment"  . . . . . . . . . . . . . . . . . . . . . . . . . .     2
                 ----------
         1.10   "Committed Revolving Credit"  . . . . . . . . . . . . . . . . . .     2
                 --------------------------
         1.11   "Consolidated Basis"  . . . . . . . . . . . . . . . . . . . . . .     2
                 ------------------
         1.12   "Controlled Group"  . . . . . . . . . . . . . . . . . . . . . . .     2
                 ----------------
         1.13   "Current Assets"  . . . . . . . . . . . . . . . . . . . . . . . .     2
                 --------------
         1.14   "Current Liabilities" . . . . . . . . . . . . . . . . . . . . . .     2
                 -------------------
         1.15   "Current Ratio" . . . . . . . . . . . . . . . . . . . . . . . . .     2
                 -------------
         1.16   "Debt Service"  . . . . . . . . . . . . . . . . . . . . . . . . .     2
                 ------------
         1.17   "Deed of Trust" . . . . . . . . . . . . . . . . . . . . . . . . .     2
                 -------------
         1.18   "Employee Benefit Plan" . . . . . . . . . . . . . . . . . . . . .     3
                 ---------------------
         1.19   "Environmental Laws"  . . . . . . . . . . . . . . . . . . . . . .     3
                 ------------------
         1.20   "ERISA" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                 -----
         1.21   "ERISA Affiliate" . . . . . . . . . . . . . . . . . . . . . . . .     3
                 ---------------
         1.22   "Events of Default" . . . . . . . . . . . . . . . . . . . . . . .     3
                 -----------------
         1.23   "Fiscal Year" . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                 -----------
         1.24   "Funded Debt" . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                 -----------
         1.25   "GAAP"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
                 ----
         1.26   "Hazardous Material"  . . . . . . . . . . . . . . . . . . . . . .     3
                 ------------------
         1.27   "Historical Financial Statements" . . . . . . . . . . . . . . . .     3
                 -------------------------------
         1.29   "Liabilities" . . . . . . . . . . . . . . . . . . . . . . . . . .     4
                 -----------
         1.30   "Lien"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
                 ----
         1.31   "Loan"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
                 ----
         1.32   "Loan Documents"  . . . . . . . . . . . . . . . . . . . . . . . .     4
                 --------------
         1.33   "Mortgage"  . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
                 --------
         1.34   "Most Recent Balance Sheets"  . . . . . . . . . . . . . . . . . .     4
                 --------------------------
         1.35   "Multiemployer Plan"  . . . . . . . . . . . . . . . . . . . . . .     4
                 ------------------
         1.36   "Multiple Employer Plan"  . . . . . . . . . . . . . . . . . . . .     4
                 ----------------------
         1.37   "Net Income"  . . . . . . . . . . . . . . . . . . . . . . . . . .     4
                 ----------
         1.38   "Net Tangible Assets" . . . . . . . . . . . . . . . . . . . . . .     4
                 -------------------

         1.39   "Net Worth" . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
                 ---------
         1.40   "Notes" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
                 -----
         1.41   "Obligations" . . . . . . . . . . . . . . . . . . . . . . . . . .     5
                 -----------
         1.42   "Officer's Certificate" . . . . . . . . . . . . . . . . . . . . .     5
                 ---------------------
         1.43   "PBGC"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
                 ----
         1.44   "Person"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
                 ------
         1.45   "Plan"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
                 ----
         1.46   "Plan Administrator"  . . . . . . . . . . . . . . . . . . . . . .     5
                 ------------------
         1.47   "Plan Sponsor"  . . . . . . . . . . . . . . . . . . . . . . . . .     5
                 ------------
         1.48   "Responsible Officer" . . . . . . . . . . . . . . . . . . . . . .     5
                 -------------------
         1.49   "Security Documents"  . . . . . . . . . . . . . . . . . . . . . .     5
                 ------------------
         1.50   "Security Property" . . . . . . . . . . . . . . . . . . . . . . .     5
                 -----------------
         1.51   "Strip" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
                 -----
         1.53   "Subsidiary"  . . . . . . . . . . . . . . . . . . . . . . . . . .     6
                 ----------
         1.54   "Tangible Assets" . . . . . . . . . . . . . . . . . . . . . . . .     6
                 ---------------
         1.55   "Tangible Net Worth"  . . . . . . . . . . . . . . . . . . . . . .     6
                 ------------------
         1.56   "Taxes" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
                 -----
         1.57   "Waste" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
                 -----
         1.58   "Working Capital" . . . . . . . . . . . . . . . . . . . . . . . .     6
                 ---------------

    SECTION 2.  Purchase and Sale of Notes  . . . . . . . . . . . . . . . . . . .     6
                --------------------------
         2.01   Authorization of Notes  . . . . . . . . . . . . . . . . . . . . .     6
                ----------------------
         2.02   Sale and Purchase of Notes  . . . . . . . . . . . . . . . . . . .     6
                --------------------------
         2.03   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
                -------

    SECTION 3.  Conditions of Purchase  . . . . . . . . . . . . . . . . . . . . .     7
                ----------------------
         3.01   Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . .     7
                --------------
         3.02   Representations and Warranties  . . . . . . . . . . . . . . . . .     8
                ------------------------------
         3.03   Performance; No Default . . . . . . . . . . . . . . . . . . . . .     8
                -----------------------
         3.04   Compliance Certificate  . . . . . . . . . . . . . . . . . . . . .     8
                ----------------------
         3.05   Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . . .     8
                -------------------
         3.06   Recordation; Perfection . . . . . . . . . . . . . . . . . . . . .     9
                -----------------------
         3.07   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
                ---------
         3.08   Committed Revolving Credit  . . . . . . . . . . . . . . . . . . .     9
                --------------------------
         3.09   Legal Investment  . . . . . . . . . . . . . . . . . . . . . . . .     9
                ----------------
         3.10   No Adverse Legislation, Action or Decision, etc.  . . . . . . . .     9
                ------------------------------------------------
         3.11   Compliance with Securities Laws . . . . . . . . . . . . . . . . .    10
                -------------------------------
         3.12   Environmental Information . . . . . . . . . . . . . . . . . . . .    10
                -------------------------
         3.13   No Actions Pending  . . . . . . . . . . . . . . . . . . . . . . .    10
                ------------------
         3.14   Proceedings and Documents . . . . . . . . . . . . . . . . . . . .    10
                -------------------------
         3.15   Payment of Closing Fees . . . . . . . . . . . . . . . . . . . . .    10
                -----------------------
         3.16   Commitment  . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                ----------

    SECTION 4.  Representations and Warranties  . . . . . . . . . . . . . . . . .    10
                ------------------------------
         4.01   Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . .    10
                -------------

         4.02   Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
                ---------
         4.03   Binding Agreement . . . . . . . . . . . . . . . . . . . . . . . .    11
                -----------------
         4.04   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
                ----------
         4.05   No Conflicting Agreements . . . . . . . . . . . . . . . . . . . .    11
                -------------------------
         4.06   Financial Condition . . . . . . . . . . . . . . . . . . . . . . .    11
                -------------------
         4.07   Information . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
                -----------
         4.08   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
                -----
         4.09   Margin Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .    12
                ------------
         4.10   Violation of Laws, etc. . . . . . . . . . . . . . . . . . . . . .    12
                -----------------------
         4.11   Stock of the Company, etc.  . . . . . . . . . . . . . . . . . . .    12
                --------------------------
         4.12   Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . .    12
                ------------
         4.13   Business and Financial Statements . . . . . . . . . . . . . . . .    13
                ---------------------------------
         4.14   Changes, etc. . . . . . . . . . . . . . . . . . . . . . . . . . .    13
                -------------
         4.15   Tax Returns and Payments  . . . . . . . . . . . . . . . . . . . .    13
                ------------------------
         4.16   Funded Debt . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
                -----------
         4.17   Committed Revolving Credit  . . . . . . . . . . . . . . . . . . .    14
                --------------------------
         4.18   Title to and Condition of Properties; Liens . . . . . . . . . . .    14
                -------------------------------------------
         4.19   Compliance with Other Instruments . . . . . . . . . . . . . . . .    15
                ---------------------------------
         4.20   Governmental Consents . . . . . . . . . . . . . . . . . . . . . .    15
                ---------------------
         4.21   Permits, Patents, Trademarks, etc.  . . . . . . . . . . . . . . .    15
                ----------------------------------
         4.22   Offer of Notes  . . . . . . . . . . . . . . . . . . . . . . . . .    16
                --------------
         4.23   Status Under Certain Federal Statutes . . . . . . . . . . . . . .    16
                -------------------------------------
         4.24   Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . .    16
                ---------------------
         4.25   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
                ----------
         4.26   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . .    18
                --------------------
         4.27   Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
                --------
         4.28   Compliance with Covenants . . . . . . . . . . . . . . . . . . . .    18
                -------------------------
         4.29   Employee Controversies  . . . . . . . . . . . . . . . . . . . . .    18
                ----------------------

    SECTION 5.  Company's Covenants . . . . . . . . . . . . . . . . . . . . . . .    18
                -------------------
         5.01   Use of Loan Proceeds  . . . . . . . . . . . . . . . . . . . . . .    18
                --------------------
         5.02   Annual Financials . . . . . . . . . . . . . . . . . . . . . . . .    18
                -----------------
         5.03   Interim Financials  . . . . . . . . . . . . . . . . . . . . . . .    19
                ------------------
         5.04   Other Information . . . . . . . . . . . . . . . . . . . . . . . .    19
                -----------------
         5.05   Books and Records . . . . . . . . . . . . . . . . . . . . . . . .    19
                -----------------
         5.06   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
                ----------
         5.07   Preservation of Properties  . . . . . . . . . . . . . . . . . . .    19
                --------------------------
         5.08   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
                ---------
         5.09   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
                -----
         5.10   Maintain Existence  . . . . . . . . . . . . . . . . . . . . . . .    19
                ------------------
         5.11   Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . .    20
                --------------------
         5.12   Reports to SEC and to Stockholders  . . . . . . . . . . . . . . .    20
                ----------------------------------
         5.13   Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . .    20
                --------------
         5.14   Current Ratio . . . . . . . . . . . . . . . . . . . . . . . . . .    20
                -------------
         5.15   Working Capital . . . . . . . . . . . . . . . . . . . . . . . . .    20
                ---------------

         5.16   Working Capital Plus Committed Revolving Credit . . . . . . . . .    20
                -----------------------------------------------
         5.17   Net Tangible Asset Test . . . . . . . . . . . . . . . . . . . . .    20
                -----------------------
         5.18   Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . .    20
                ------------------
         5.19   Cash Flow to Debt Service . . . . . . . . . . . . . . . . . . . .    21
                -------------------------
         5.20   Investment in Security Property . . . . . . . . . . . . . . . . .    21
                -------------------------------
         5.21   Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
                ---------
         5.22   Lease Obligations . . . . . . . . . . . . . . . . . . . . . . . .    21
                -----------------
         5.23   Mergers, Consolidations . . . . . . . . . . . . . . . . . . . . .    21
                -----------------------
         5.24   Transfer of Stock in Company  . . . . . . . . . . . . . . . . . .    21
                ----------------------------
         5.25   Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
                ----------
         5.26   Other Information . . . . . . . . . . . . . . . . . . . . . . . .    21
                -----------------
         5.27   Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
                ----------
         5.28   Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . .    24
                ---------------------
         5.29   Maintenance of Properties; Insurance  . . . . . . . . . . . . . .    25
                ------------------------------------
         5.30   Survey  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
                ------
         5.31   Place of Payments . . . . . . . . . . . . . . . . . . . . . . . .    25
                -----------------

    SECTION 6.  Events of Default . . . . . . . . . . . . . . . . . . . . . . . .    26
                -----------------
         6.01   Principal, Interest or Premium  . . . . . . . . . . . . . . . . .    26
                ------------------------------
         6.02   Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                ------------
         6.03   Waste . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                -----
         6.04   Other Default . . . . . . . . . . . . . . . . . . . . . . . . . .    26
                -------------
         6.05   Foreclosure, Seizure, etc.  . . . . . . . . . . . . . . . . . . .    26
                --------------------------
         6.06   Receiver, Bankruptcy, etc.  . . . . . . . . . . . . . . . . . . .    26
                --------------------------
         6.07   Representations and Warranties  . . . . . . . . . . . . . . . . .    27
                ------------------------------
         6.08   Hazardous Material  . . . . . . . . . . . . . . . . . . . . . . .    27
                ------------------

    SECTION 7.  Rights and Remedies . . . . . . . . . . . . . . . . . . . . . . .    27
                -------------------
         7.01   Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . .    27
                ------------
         7.02   Exercise of Rights and Remedies . . . . . . . . . . . . . . . . .    27
                -------------------------------
         7.03   Remedies, etc., Cumulative  . . . . . . . . . . . . . . . . . . .    27
                --------------------------
         7.04   No Waiver, etc. . . . . . . . . . . . . . . . . . . . . . . . . .    27
                ---------------
         7.05   Accounts and Set Off  . . . . . . . . . . . . . . . . . . . . . .    28
                --------------------

    SECTION 8.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                -------------
         8.01   Expenses, etc.  . . . . . . . . . . . . . . . . . . . . . . . . .    28
                --------------
         8.02   Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
                --------
         8.03   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                -------
         8.04   Change, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                ------------
         8.05   Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                -------------
         8.06   Terms Binding . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                -------------
         8.07   Gender, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                ------------
         8.08   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
                --------
         8.09   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . .    30
                ------------
         8.10   Further Assurances and Corrective Instruments . . . . . . . . . .    30
                ---------------------------------------------

         8.11   Estoppel Certificate  . . . . . . . . . . . . . . . . . . . . . .    30
                --------------------
         8.12   Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
                ----------
         8.13   Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
                ----------
         8.14   Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
                ----------
         8.15   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . .    30
                ----------------

    EXHIBIT A   Form of Note
    EXHIBIT B   Opinion of Wells Moore Simmons & Neeld
    EXHIBIT C   Opinion of Gaylord, Singleton, McNally, Strickland & Snyder
    EXHIBIT D   Opinion of Ohio Local Counsel for the Company
    EXHIBIT E   Opinion of Womble Carlyle Sandridge & Rice
    EXHIBIT F   Capitalization of the Company/Options/Convertible Stock
    EXHIBIT G   Subsidiaries
    EXHIBIT H   Liabilities
    EXHIBIT I   Changes, etc.
    EXHIBIT J   Funded Debt/Restrictions on Liabilities
    EXHIBIT J-1 Amount of Committed Revolving Credit
    EXHIBIT K   UCC Financing Statements

                            NOTE PURCHASE AGREEMENT


    THIS NOTE PURCHASE AGREEMENT (this "Agreement") is made as of the10th day of November, 1993 by and between JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation (the "Purchaser"); and CAL-MAINE FOODS, INC., a Delaware corporation (the "Company");

                                R E C I T A L S:

    The Company has agreed to sell to Purchaser and Purchaser has agreed to purchase from Company at private sale, at par, an aggregate of $12,257,000.00 in principal amount of Secured Notes due 2003, upon and subject to the terms, conditions, and provisions of this Agreement.

    NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

    SECTION 1.  Definitions

    All accounting terms not specifically defined herein shall have the meanings assigned to them as determined by generally accepted accounting principles, consistently applied. Unless the context otherwise requires, when used herein, the following terms shall have the following meanings:

    1.01 "Accounting Period(s)" shall mean the accounting periods during each Fiscal Year of the Company which are determined as follows: Each Fiscal Year of the Company has four quarters and each quarter has three (3) Accounting Periods consisting of two (2) four-week Accounting Periods and one (1) five-week Accounting Period. The Accounting Periods shall not be changed without the prior written consent of the Purchaser.

    1.02 "Affiliates" shall mean any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with the Company. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

    1.03 "Assets" shall mean all assets owned or controlled by the Company or any Subsidiary or any right or interest therein of the Company or any Subsidiary, all determined on a Consolidated Basis.

    1.04 "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in Boston, Massachusetts, are required or authorized to be closed.

    1.05 "Cash Flow" shall mean with respect to the applicable period, the sum of (i) Net Income before interest and taxes, (ii) depreciation expense, and (iii) amortization expense of the Company determined on a Consolidated Basis.

    1.06        "Closing" shall have the meaning ascribed to such term in
Section 2.03 of this Agreement.

    1.07        "Closing Date" shall have the meaning ascribed to such term in
Section 2.03 of this Agreement.

    1.08 "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also be deemed to be a reference to any successor provision or provisions thereof.

    1.09 "Commitment" shall mean the commitment letter of the Purchaser described in Section 3.16 of this Agreement.

    1.10 "Committed Revolving Credit" shall mean revolving credit facilities from institutional lenders in favor of Company evidenced by written loan agreements, financing agreements or other similar agreements which are in full force and effect obligating such institutional lenders to make loans or advances to Company on a revolving basis.

    1.11 "Consolidated Basis" means that all Assets, Liabilities, income, equities, debts, or obligations, of the Company and any Subsidiary shall be consolidated for accounting purposes in calculating the various ratios, requirements, covenants, restrictions and agreements contained in this Agreement.

    1.12 "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

    1.13 "Current Assets" shall mean, at any time, all Assets which normally will be converted into cash within one year.

    1.14 "Current Liabilities" shall mean, at any time, any Liabilities which must be paid or satisfied within a year, excluding any deferred taxes, but including advances on revolving lines of credit with a maturity of twelve
(12) months or less.

    1.15        "Current Ratio" shall mean the ratio of (a) Current Assets to
(b) Current Liabilities.

    1.16 "Debt Service" shall mean, with respect to each applicable period, the sum of (i) interest charges plus (ii) principal payments or principal maturities which become due within the applicable period relating to Indebtedness.

    1.17 "Deed of Trust" means the Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement of even date herewith from the Company to The Fidelity Company, as trustee for the benefit of the Purchaser, covering certain real and personal property located in Pitt County, North Carolina, all as the same may be amended or modified from time to time.

    1.18 "Employee Benefit Plan" shall mean each Plan and each other "employee benefit plan" as defined in Section 3(3) of ERISA, which is or, during the six-year period ending on the date hereof, has been established or maintained, or to which contributions are or, during the six-year period ending on the date hereof, have been made by the Company or any Subsidiary of the Company.

    1.19 "Environmental Laws" shall mean any "Environmental Laws" as defined in Section 32 of the Deed of Trust or any "Environmental Laws" as defined in Section 32 of the Mortgage.

    1.20 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

    1.21        "ERISA Affiliate" means any member of the Controlled Group.

    1.22 "Events of Default" means those events set forth in Section 6 hereof.

    1.23 "Fiscal Year" or "fiscal year" shall mean the fiscal year of the Company. Each fiscal year of the Company currently ends on the Saturday which is closest to May 31 of each year. The fiscal year of the Company shall not be changed without the prior written consent of Purchaser.

    1.24 "Funded Debt" shall mean the sum of all Indebtedness of the Company maturing more than one year after the date of determination whether secured or unsecured, excluding, however, revolving lines of credit and deferred taxes, all determined on a Consolidated Basis.

    1.25 "GAAP" shall mean generally accepted accounting principles as set forth in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board or in such opinions and statements of such other entities as shall be approved by a significant segment of the accounting profession, provided, however, that any reference in Section 5, or in the definition of any term used in Section 5, to GAAP shall mean GAAP in effect on the date hereof.

    1.26 "Hazardous Material" shall mean any "Hazardous Material" as defined in paragraph 32 of the Deed of Trust or any "Hazardous Material" as defined in Section 32 of the Mortgage.

    1.27 "Historical Financial Statements" shall have the meaning set forth in Section 4.13 of this Agreement.

    1.28 "Indebtedness" shall mean, as applied to any Person, (i) obligations of such Person for borrowed money, (ii) obligations of such Persons evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) obligations of leases which would be classified as a capitalized lease in accordance with GAAP, (v) obligations of such Person to reimburse another Person in respect of amounts paid under a letter of credit or similar instrument, (vi) obligations with respect to interest rate and currency swaps and similar obligations obligating such Person to make payments, (vii) indebtedness secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, (viii) any recourse obligation of such Person in connection with a sale of receivables, and (ix) guarantees or similar credit support by such Person of the Indebtedness of another Person.

    1.29 "Liabilities" shall mean all Indebtedness or other obligations of Company and its Subsidiaries, all determined on a Consolidated Basis.

    1.30 "Lien" means any mortgage, deed of trust, pledge, security interest, assignment, encumbrance, lien, or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

    1.31 "Loan" means the indebtedness in the aggregate principal amount of $12,257,000.00 to be evidenced by the Notes purchased by the Purchaser pursuant to the terms and conditions of this Agreement.

    1.32 "Loan Documents" means collectively the Notes, this Agreement, the Deed of Trust, the Mortgage and any other instrument, document, and agreement now and hereafter evidencing, securing, guarantying, indemnifying, and given by the Company or any third party in connection with the Loan or any of the other Obligations (including those documents set forth in Section 3 hereof) and any and all amendments thereto and modifications thereof.

    1.33 "Mortgage" means the Mortgage, Assignment of Rents, Security Agreement and Financing Statement of even date herewith from the Company in favor of the Purchaser covering certain real and personal property located in Darke County, Ohio, all as the same may be amended or modified from time to time.

    1.34 "Most Recent Balance Sheets" means collectively the consolidated balance sheets of the Company and their Subsidiaries dated as of September 25, 1993.

    1.35 "Multiemployer Plan" shall mean any plan described in Section 4001(a)(3) of ERISA to which contributions are or, during the six-year period ending on the date hereof, have been made, or were required to have been made, by the Company, any Subsidiary of the Company, or any of their respective ERISA Affiliates, or as to which any such person has any obligation for contributions or withdrawal liability.

    1.36 "Multiple Employer Plan" means a Plan described in Section 4063(a) of ERISA.

    1.37 "Net Income" means for any period the net income of the Company and their Subsidiaries determined on a Consolidated Basis.

    1.38 "Net Tangible Assets" shall mean Tangible Assets less Current Liabilities.

    1.39        "Net Worth" shall mean all Assets less all Liabilities.

    1.40        "Notes" mean collectively the Secured Notes described in
Section 2 hereof and any and all amendments thereto and modifications thereof and all substitutions therefor.

    1.41 "Obligations" means the obligation of the Company and its Subsidiaries to (a) pay the unpaid principal amount of the Notes, plus all accrued and unpaid interest thereon and (b) pay and perform all other charges, interest, expenses, obligations, indemnifications, covenants and agreements under this Agreement and the other Loan Documents.

    1.42 "Officer's Certificate" shall mean a certificate executed on behalf of the Company by a Responsible Officer.

    1.43 "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

    1.44 "Person" includes a corporation, an association, a partnership, an organization, a business, an individual, or a government or political subdivision thereof or governmental agency.

    1.45 "Plan" means any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, and any plan subject to
Section 412 of the Code or Section 302 of ERISA, which is or, during the six-year period ending on the date hereof, was maintained, or to which contributions are or, during the six-year period ending on the date hereof, were made, or required to be made, by the Company, any Subsidiary or any of their respective ERISA Affiliates, or as to which any such person has any liability for contributions or withdrawal liability, but not including any Multiemployer Plan.

    1.46 "Plan Administrator" shall have the meaning assigned to the term "administrator" in Section 3(16)(A) of ERISA.

    1.47 "Plan Sponsor" shall have the meaning assigned to the term "plan sponsor" in Section 3(16)(B) of ERISA.

    1.48 "Responsible Officer" shall mean any of the Chairman or Vice Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, the Vice President-Controller, any Vice President or the Treasurer of the Company.

    1.49 "Security Documents" shall mean the Deed of Trust, the Mortgage, and all other assignments, documents or instruments, now or hereafter securing the Notes, all as the same may be modified or amended from time to time.

    1.50 "Security Property" shall mean all the real property, personal property and other property described in the Deed of Trust, the Mortgage or the other Loan Documents and which has been granted or conveyed as security for the Loan.

    1.51 "Strip" shall mean an act of spoiling the Security Property or the removal of items constituting Security Property from the land which constitutes part of the Security Property.

    1.52 "Subordinated Debt" shall mean Indebtedness which is subject and inferior in right of payment and otherwise to the indebtedness evidenced by the Notes pursuant to subordination agreements in form satisfactory to the Purchaser.

    1.53 "Subsidiary" shall mean any corporation, partnership, association, or other business entity a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned or controlled by the Company (or by a Subsidiary of the Company), if the holders of the shares of such class or classes (i) are ordinarily, in the absence of contingencies, entitled to elect a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right to vote has been suspended by the happening of such a contingency, or
(ii) are at the time entitled, as such holders, to elect a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right to vote exists by reason of the happening of a contingency.

    1.54 "Tangible Assets" shall mean: (a) all Assets minus (b) all intangible Assets including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names.

    1.55        "Tangible Net Worth" shall mean Tangible Assets less all
Liabilities.

    1.56 "Taxes" means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all penalties or interest thereon), which at any time may be assessed, levied, confirmed, or imposed on the Company or any of their properties or assets or any part thereof or in respect of any of their franchises, businesses, income, or profits, and all claims for sums which by law have or might become a lien or charge upon any of their properties or assets.

    1.57 "Waste" shall mean the destruction or material alteration or deterioration of the Security Property, or any improper use, abuse or mismanagement of the Security Property.

    1.58        "Working Capital" shall mean Current Assets less Current
Liabilities.

    SECTION 2.  Purchase and Sale of Notes

    2.01 Authorization of Notes. The Company has authorized the issue and sale of $12,257,000 aggregate principal amount of its Secured Notes due December 1, 2003, to be substantially in the form of Exhibit A, with such changes therefrom, if any, as may be approved by Company and Purchaser.

    2.02 Sale and Purchase of Notes. The Company will issue and sell to Purchaser and, subject to the terms and conditions hereof, the Purchaser will purchase from the Company, at the Closing provided for in Section 2.03, two (2) Secured Notes due December 1, 2003, one being in the principal amount of $6,257,000.00 and the other being in the principal amount of $6,000,000.00, at the purchase price of 100% of the principal amount thereof.

    2.03 Closing. The closing of the sale of the Notes to be purchased by Purchaser (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, at 10:00 A.M., Winston-Salem, North Carolina time, on November 3, 1993 or on such other Business Day thereafter on or prior to November 30, 1993 as may be agreed upon by the Company and Purchaser (the "Closing Date"). At the Closing, the Company will deliver to Purchaser the Notes to be purchased by Purchaser, dated the Closing Date and payable to the order of Purchaser (or Purchaser's nominee), against delivery by Purchaser to the Company of immediately available funds in the aggregate amount of the purchase price therefor, such delivery to be by wire transfer to the Company in accordance with instructions provided by the Company. If at the Closing the Company shall fail to tender such Notes to Purchaser as provided in this Section, or any of the conditions specified in Section 3 shall not have been fulfilled to Purchaser's satisfaction, Purchaser shall, at its election, be relieved of all further obligations hereunder, without thereby waiving any other rights Purchaser may have by reason of such failure or such nonfulfillment.

    SECTION 3.  Conditions of Purchase

    Conditions Precedent to the Purchase. The obligation of the Purchaser to purchase the Notes is subject to the following express conditions precedent:

    3.01 Loan Documents. The Company shall have delivered to the Purchaser the following:

    (a)         Notes.  The executed Notes;

    (b)         Deed of Trust.  The executed Deed of Trust;

    (c)         Mortgage.  The executed Mortgage;

    (d) Assignment of Rents. Assignments of Leases, Rents and Profits duly executed by the Company, one relating to the North Carolina Security Property and the other relating to the Ohio Security Property.

    (e)         Environmental Indemnification.  A Certificate and
Indemnification Regarding Environmental Matters duly executed by the Company.

    (f) Authorization for Disbursement. An Authorization for Disbursement of the proceeds of the Loan duly executed by the Company.

    (g) UCC Financing Statements. UCC Financing Statements duly executed by the Company covering the Security Property.

    (h) Resolutions. A certified copy of resolutions of the Board of Directors of the Company authorizing the execution, delivery, and performance of this Agreement, the Notes, and the other Loan Documents.

    (i) Charter and By-Laws. A copy, certified by the corporate secretary of the Company, of the charter and by-laws of the Company.

    (j) Incumbency Certificate. A certificate of the corporate secretary of the Company as to the incumbency and signatures of the officers signing this Agreement, the Notes, the other Loan Documents, and any other documents to be delivered pursuant hereto.

    (k) Good Standing Certificate. A certificate, as of the most recent date practicable, of the North Carolina Secretary of State as to the good standing of the Company.

    (l) Good Standing Certificate. A certificate, as of the most recent date practicable, of the Delaware Secretary of State as to the good standing of the Company.

    (m) Good Standing Certificate. A certificate, as of the most recent date practicable, of the Ohio Secretary of State as to the good standing of the Company.

    (n) Miscellaneous. Such other documents, instruments, opinions, and agreements as the Purchaser and its counsel may require in their discretion.

    3.02 Representations and Warranties. The representations and warranties of the Company contained herein and those otherwise made in writing by or on behalf of the Company in connection with the transactions contemplated hereby shall be correct in all material respects when made and at the time of the Closing.

    3.03 Performance; No Default. The Company shall have performed and complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by the Company prior to or at the Closing. At the time of the Closing no Event of Default shall have occurred and be continuing.

    3.04 Compliance Certificate. The Company shall have delivered to Purchaser an Officer's Certificate, dated the Closing Date, certifying that the conditions specified in sections 3.02 and 3.03 have been fulfilled and certifying that, after giving effect to the issuance of all the Notes, the Company will be in compliance with all limitations on the incurrence by the Company of Liabilities contained in any instrument or agreement applicable to or binding on the Company.

    3.05 Opinions of Counsel. Purchaser shall have received favorable opinions, dated the Closing Date and satisfactory to Purchaser, (a) from Messrs. Wells Moore Simmons & Neeld, special counsel for the Company, covering the matters set forth in Exhibit B and such other matters incident to the transactions contemplated hereby as Purchaser or Purchaser's special counsel may reasonably request, (b) from (i) Gaylord, Singleton, McNally, Strickland & Snyder, local counsel for the Company in North Carolina, and (ii) Marchal & Marchal, local counsel for the Company in Ohio, covering the matters set forth in Exhibit C and D, as the case may be, and such other matters incident to the transactions contemplated hereby as Purchaser or Purchaser's special counsel may reasonably request, and (c) from Womble Carlyle Sandridge & Rice, Purchaser's special counsel in connection with such transactions, covering the matters set forth in Exhibit E and such other matters incident to the transactions contemplated hereby as Purchaser may reasonably request.

    3.06 Recordation; Perfection. (a) Purchaser shall have received proof that the Security Documents or appropriate financing statements and other documents required by the Security Documents have been filed and/or recorded in such jurisdictions as Purchaser or Purchaser's special counsel shall have specified.

    (b) The Company shall have duly paid all taxes, fees and other governmental charges in connection with the execution, delivery, recording, publication and filing of the Security Documents, and Purchaser shall have received satisfactory evidence of such payment.

    (c) Purchaser shall have received copies of searches of records of financing statements filed under the Uniform Commercial Code, lien and judgment searches, title searches and surveys (which may be updates of surveys done previously under which have been furnished to and are satisfactory to Purchaser), as appropriate, with respect to the Security Property, which searches and surveys are reasonably satisfactory to Purchaser.

    (d) The Purchaser shall have received binding policies of mortgagee's title insurance (with such co-insurance and/or reinsurance arrangements as are satisfactory to Purchaser) on each parcel of the Security Property specified by Purchaser pursuant to policies on the applicable ALTA form which will insure that the mortgagees thereunder will have a valid first mortgage lien in the amount of the value of such Security Property as reasonably determined by Purchaser, subject to such exceptions as are provided for in the Security Documents.

    3.07 Insurance. Purchaser shall have received insurance binders for all policies of insurance required by this Agreement and any of the Security Documents, together with the loss payable endorsements required hereby and thereby.

    3.08 Committed Revolving Credit. The Purchaser shall have received true and complete copies of each agreement and instrument relating to Committed Revolving Credit in effect on the Closing Date.

    3.09 Legal Investment. On the Closing Date, Purchaser shall have determined to its satisfaction that Purchaser's purchase of the Notes shall be permitted by the laws and regulations of each jurisdiction to which Purchaser is subject, but without recourse to provisions permitting limited investments by insurance companies without restrictions as to the character of the particular investment.

    3.10 No Adverse Legislation, Action or Decision, etc. No legislation shall have been enacted by either house of Congress or by any state legislature, no other action shall have been taken by any United States or state or local governmental authority, whether by order, regulation, rule, ruing or otherwise, and no decision shall have been rendered by any court of competent jurisdiction in the United States, which would materially adversely affect the Notes being purchased at the Closing by Purchaser as an investment.

    3.11        Compliance with Securities Laws.   The offering and sale of the
Notes at the Closing shall have complied with all applicable requirements of federal and state securities laws, and Purchaser shall have received evidence thereof satisfactory to Purchaser.

    3.12 Environmental Information. Purchaser shall have received at least 10 Business Days prior to the Closing Date such information regarding environmental matters as may be reasonably requested by Purchaser or Purchaser's special counsel, which information shall include environmental surveys, reports or audits prepared by an environmental consulting or engineering firm for or on behalf of the Company on any of the facilities, properties or operations of the Company, its Subsidiaries and their joint ventures, in scope, methodology and substance satisfactory to Purchaser.

    3.13 No Actions Pending. There shall be no suit, action, investigation, inquiry or any other proceeding by any governmental body or any other Person, or any other legal or administrative proceeding pending or threatened against the Company or any of their Affiliates, which questions the validity, legality or enforceability of any of the Loan Documents and would materially adversely affect any of the parties hereto or any of the transactions contemplated hereby.

    3.14 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory to Purchaser and Purchaser's special counsel, and Purchaser and Purchaser's special counsel shall have received all such counterpart originals or certified or other copies of such documents as Purchaser or special counsel may reasonably request.

    3.15 Payment of Closing Fees. The Company shall have paid the reasonable fees, expenses and disbursements of Purchaser's special counsel which are reflected in statements of such counsel rendered prior to or on the Closing Date pursuant to section 8.01; and thereafter (without limiting the provisions of section 8.01) the Company will pay, promptly upon receipt of any supplemental statements therefor, additional reasonable fees, if any, and disbursements of Purchaser's special counsel in connection with the closing (including unpaid disbursements as of the Closing Date) and attention to post-Closing matters.

    3.16 Commitment. The Company shall have complied with all the terms, conditions and covenants contained in that certain Loan Commitment dated September 9, 1993, issued by the Purchaser to the Company, as amended.

    SECTION 4.  Representations and Warranties

    To induce the Purchaser to purchase the Notes hereunder, the Company hereby makes the following representations and warranties to the Purchaser:

    4.01 Good Standing. The Company (a) is a corporation duly organized, existing, and in good standing under the laws of the jurisdiction of its formation, and (b) has the power to own its property and to carry on its business and is qualified to do business and is in good standing in each jurisdiction in which the character of properties owned by it or the transaction of its business makes such qualification necessary.

    4.02 Authority. The Company has full power and authority to enter into this Agreement, to issue and sell the Notes hereunder, to execute and deliver the Notes and the other Loan Documents to which it is a party, and to perform and comply with the terms, conditions, and agreements set forth herein and therein, all of which have been duly authorized by all proper and necessary corporate action. No consent or approval of the shareholders of the Company or of any governmental authority is required as a condition to the validity of this Agreement, the Notes, or the other Loan Documents.

    4.03 Binding Agreement. This Agreement constitutes, and the Notes and the other Loan Documents constitute the valid and legally binding obligations of the Company enforceable in accordance with their respective terms.

    4.04 Litigation. There are no claims, actions, suits or proceedings pending or, so far as any person signing below as or on behalf of the Company knows, threatened or reasonably anticipated before any court or administrative agency which will materially adversely affect the financial condition or operations of the Company.

    4.05 No Conflicting Agreements. There are no provisions of the Company's charter and by-laws and no provisions of any existing mortgage, deed of trust, indenture, contract, lease, or agreement binding on the Company or affecting the Company's property which the execution, delivery or carrying out of the terms of this Agreement, the Notes or the other Loan Documents would result in a breach of or constitute a default thereunder or conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Agreement, the Notes, or the other Loan Documents.

    4.06 Financial Condition. The financial statements of the Company, copies of which have been furnished to the Purchaser, were prepared in accordance with generally accepted accounting principles consistently applied and are complete and correct and fairly and accurately present the financial condition of the Company as of their date and the results of their operations for the period then ended. There has been no material adverse change in the financial condition of the Company or the results of the Company's operations since the date of such financial statements.

    4.07 Information. All information contained in any financial statement, application, schedule, report, certificate, opinion, or any other document given by the Company or by any other Person in connection with the Loan or with any of the Loan Documents is in all respects true and accurate, and the Company or such other person have not omitted to state any material fact or any fact necessary to make such information not misleading.

    4.08 Taxes. All Taxes imposed upon the Company and its properties, operations, and income have been paid and discharged prior to the date when any interest or penalty would accrue for the nonpayment thereof except for those Taxes being contested in good faith, by appropriate proceedings by the Company and the amount thereof is adequately reserved.

    4.09 Margin Stock. The Company does not own and has no present intention of acquiring any "margin stock" within the meaning of Regulation G (12 C.F.R. Section 207) or within the meaning of Regulation U (12 C.F.R.
Section 221) of the Board of Governors of the Federal Reserve System. None of the proceeds of the Loan will be used, directly or indirectly, by the Company for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any margin stock or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of Regulation G or Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934 or the Small Business Investment Act of 1958, as amended, or any rules or regulations promulgated under any of such statutes.

    4.10 Violation of Laws, etc. Neither the consummation of the purchase and sale of the Notes nor the use, directly or indirectly, of all or any portion of the proceeds of the sale of the Notes hereunder will violate or result in a violation of any provision of any applicable statute, regulation, or order of, or any restriction imposed by, any state or the United States of America or by any authorized official, board, department, instrumentality, or agency thereof. The Company is in compliance with all applicable federal, state and local laws, rules, and regulations and orders of any court of other governmental authority having jurisdiction.

    4.11 Stock of the Company, etc. The capitalization of the Company is as set forth in Exhibit F. All shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. No authorized but unissued or treasury shares of capital stock of the Company are subject to any option, warrant, right to call or commitment of any kind or character except as set forth on Exhibit F. The Company does not have any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any rights issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its capital stock or securities convertible into or exchangeable for any of its capital stock except as set forth on Exhibit F. Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence except as set forth on Exhibit F.

    4.12 Subsidiaries. Exhibit G correctly lists (a) as to each Subsidiary on the date of this Agreement (i) its name, (ii) the jurisdiction of its incorporation, (iii) the percentage of its issued and outstanding shares owned by the Company or another Subsidiary (specifying such other Subsidiary), and (b) the name of each Person not included in clause (a) of this Section in which the Company owns any direct or indirect equity interest. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority (A) to own and operate its properties, (B) to carry on its business as now conducted and as proposed to be conducted, (C) to enter into each of the Documents to which it is a party, (D) to carry out the terms of each of the Loan Documents to which it is a party, (E) to assign and grant a security interest or mortgage in the Security in the manner and for the purpose contemplated by the Security Documents, to which it is a party and (F) to enter into and carry out the terms of all other agreements and instruments executed and delivered by it pursuant to or in connection with the Loan Documents to which it is a party. All the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable, and all such shares indicated in Exhibit G as owned by the Company or by any other Subsidiary are so owned beneficially and of record by the Company or by such other Subsidiary free and clear of any Lien. No authorized but unissued or treasury shares of capital stock of any Subsidiary are subject to any option, warrant, right to call or commitment of any kind or character.

    4.13 Business and Financial Statements. The Company have delivered to Purchaser complete and correct copies of the audited balance sheets and income statements of the Company as of May 29, 1993, and interim unaudited financial statements for the seventeen (17) week period ending September 25, 1993 (collectively, the "Historical Financial Statements"). The Historical Financial Statements present fairly the financial position and results from operations of the Company, as of the respective dates and for the respective periods specified. To the best of the Company's knowledge, except as set forth in Exhibit H, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, or any material unsatisfied judgments or any leases for a period in excess of five years which either individually or in the aggregate are material, except those (x) which are fully reflected or reserved against on the Most Recent Balance Sheets or (y) which are not in excess of and are incurred subsequent to the date of such balance sheets in the ordinary course of business consistent with past practice. The reserves reflected on the Most Recent Balance Sheets are appropriate and reasonable.

    4.14 Changes, etc. Except as disclosed in Exhibit I, since the date of the Most Recent Balance Sheets, (a) there has been no change in the assets, liabilities or financial condition of, the Company and its Subsidiaries, taken as a whole, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse to, the Company and its Subsidiaries, taken as a whole, and (b) neither the business, operations, condition (financial or otherwise), properties or prospects of the Company or any of its Subsidiaries have been affected by any occurrence or development (whether or not insured against) which has been, either in any case or in the aggregate, materially adverse to, as a whole, the Company and its Subsidiaries.

    4.15 Tax Returns and Payments. The Company and its Subsidiaries have filed or caused to be filed all material tax returns which are required to be filed and have paid or caused to be paid all material taxes shown to be due and payable on said returns or on any assessments made against them or any of their respective properties and all other material taxes, fees or other charges imposed on them or any of their respective properties by any governmental authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided on the books of the Company or its Subsidiaries, as the case may be); and no tax liens have been filed and no claims are being asserted with respect to any such taxes, fees or other charges (other than such liens or claims, the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with generally accepted accounting principles have been provided). The Federal income tax liabilities of the Company have been finally determined by the Internal Revenue Service and satisfied, or the time for audit has expired, for all fiscal periods through fiscal year 1989. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, State and other income taxes for all fiscal periods through September 25, 1993 are adequate in the opinion of the Company, and the Company knows of no unpaid assessment for additional Federal, state or other income taxes for any period, or any basis for any assessment which would materially adversely affect the Company.

    4.16 Funded Debt. Exhibit J correctly describes all Funded Debt of the Company and its Subsidiaries (including any significant intercompany items) outstanding, or for which the Company and its Subsidiaries have commitments, on the date of this Agreement, in each case to the extent such Funded Debt or commitment exceeds $500,000.00 individually, and identifies the collateral securing any secured Funded Debt. Neither the Company nor any Subsidiary is in default with respect to any Liabilities or any instrument or agreement relating thereto, and, except as set forth on Exhibit J, no instrument or agreement applicable to or binding on the Company or any Subsidiary contains any restrictions on the incurrence by the Company of additional Liabilities. No Indebtedness of the Company is senior in priority to payment of the Indebtedness of the Company incurred pursuant to the Notes and the other Loan Documents.

    4.17 Committed Revolving Credit. The Company has provided the Purchaser with correct and complete copies of each agreement and instrument relating to Committed Revolving Credit in effect on the Closing Date. At the time of Closing, outstanding borrowings under the Committed Revolving Credit equal the amount set forth on Exhibit J-1. Neither the Company nor any Subsidiary is in default with respect to the Committed Revolving Credit or any instrument or agreement relating thereto.

    4.18 Title to and Condition of Properties; Liens. At the time of the Closing and after giving effect to the transactions contemplated hereby, the Company and its Subsidiaries will have good and, in the case of real property, marketable title to all of its owned properties and assets. At the time of Closing, none of the Security Property will be subject to any Liens except such as are permitted by the Security Documents. At the time of the Closing and after giving effect to the transactions contemplated hereby, the Company and its Subsidiaries will be entitled to enjoy peaceful and undisturbed possession, as lessee, under all leases of real property on which facilities owned or operated by it are situated, and all such leases will be valid and subsisting and in full force and effect and no material default and, to the Company's knowledge, no other default on the part of the Company or its Subsidiaries shall exist thereunder. Substantially all items of real and material personal property owned by, leased to or used by the Company and/or each Subsidiary are in adequate operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects, except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are currently being used. Neither this Agreement nor any other Loan Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of the Company or such Subsidiary in and to any of such assets in a manner that would have or is reasonably likely to have a material adverse effect on the business, operations, condition (financial or otherwise), properties or prospect of the Company and its Subsidiaries, taken as a whole. At the time of the Closing and immediately after giving effect to the transactions contemplated hereby, (i) none of the Security Property will be subject to presently effective financing statements under the Uniform Commercial Code, except financing statements naming the Purchaser as secured party, financing statements in respect of liens which will be discharged prior to the Closing, and financing statements described on Exhibit K, and (ii) neither the Company nor any Subsidiary has signed any presently effective financing statement or any presently effective security agreement authorizing any secured party thereunder to file any such financing statement describing the Security Property.

    4.19 Compliance with Other Instruments. Neither the Company nor any Subsidiary is in violation of any term of any agreement or instrument to which it is a party or by which it is bound, or of any applicable law, ordinance, rule or regulation of any governmental authority, or of any applicable order, judgment or decree of any court, arbitrator or governmental authority (including, without limitation, any such law, ordinance, rule, regulation, order, judgment or decree relating to environmental protection and pollution control, occupational health and safety standards and controls, consumer protection or equal employment practice requirements), or of any term of its charter or by-laws, the consequence of any of which violations could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties or prospects of the Company and its Subsidiaries, taken as a whole; and neither the execution, delivery and performance of this Agreement or any other Loan Document, nor the consummation of the other transactions contemplated hereby or thereby will result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company or any Subsidiary to create) any Lien upon any of the properties of the Company or any Subsidiary pursuant to any such term.

    4.20 Governmental Consents. Except for the recordings and filings of the Deed of Trust, the Mortgage and associated UCC Financing Statements, no consent, approval or authorization of, or declaration or filing with, any governmental authority on the part of the Company or any Subsidiary is required for the valid execution and delivery of this Agreement, or any other Loan Document, the valid offer, issue, sale and delivery of the Notes pursuant hereto or the assignment of, and the grant of a security interest in or mortgage on, the Security Property, in the manner and for the purpose contemplated by the Security Documents.

    4.21        Permits, Patents, Trademarks, etc.   (a)  The Company and each
Subsidiary has all permits and licenses for the operation of its business as presently conducted which are material to the business, operations, condition (financial or otherwise) or properties of the Company and its Subsidiaries, taken as a whole.

    (b) At the time of the Closing, the Company and its Subsidiaries will own or possess (or will be licensed or otherwise have the full right to use) all patents, trademarks, service marks, trade names and copy rights, technology, know-how and processes, and all rights with respect to the foregoing, which are necessary for the operation of its business as presently conducted without any known material conflict with the rights of others. The consummation of the transactions contemplated hereby will not alter or impair in any material respect any of such rights of the Company. No product of the Company infringes in any material respect or, to the Company's knowledge, in any other respect on any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person; no claim or litigation is pending or (to the best knowledge of the Company) threatened against or affecting the Company or any Subsidiary contesting its right to sell or use any product or material. To the best knowledge of the Company, there is no material violation by any Person of any right of the Company or any Subsidiary with respect to any material patent, trademark, trade name or service mark owned by the Company or such Subsidiary.

    4.22 Offer of Notes. Neither the Company nor any Person acting on its behalf has directly or indirectly offered the Notes or any part thereof or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with anyone other than Purchaser. Neither the Company nor any Person acting on its behalf has taken or will take any action which would subject the issuance and sale of the Notes to the provisions of section 5 of the Securities Act of 1933, as amended, or to the provisions of any state securities law requiring registration of securities, notification of the issuance or sale thereof or confirmation of the availability of any exemption from such registration.

    4.23 Status Under Certain Federal Statutes. The Company is not (a) a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (b) a "public utility", as such term is defined in the Federal Power Act, as amended, or (c) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Subsidiary is a "rail carrier", or a "person controlled by or affiliated with a rail carrier", within the meaning of Title 49, U.S.C., and the Company is not a "carrier" to which 49 U.S.C. Section 11301(b)(1) is applicable.

    4.24 Compliance with ERISA. (a) No Plan and no trust created under any Plan has been terminated, which termination resulted in any material liability of the Company, any Subsidiary or any ERISA Affiliate which has not been satisfied. All Employee Benefit Plans of the Company and all such plans of its Subsidiaries have been operated and administered in compliance with ERISA and the Code in all material respects. Neither the Company nor any of its Subsidiaries has breached the fiduciary rules of ERISA in any material respect or engaged in any transaction in connection with which any such entity could be subjected to either a material civil penalty assessed pursuant to
Section 502(i) or 502(l) of ERISA or a material tax imposed by Section 4975 of the Code. Full payment has been made of all amounts which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates is required under the terms of each Employee Benefit Plan, ERISA, the Code or any applicable contract or collective bargaining agreement to have paid as a contribution to such Plan as of the date hereof. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or has occurred with respect to any Plan. No material liability to the PBGC, other than for premiums, has been or is expected by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates to be incurred with respect to any Plan, and there has been no Reportable Event which has not been waived and no event or condition exists which presents a material risk of termination of any Plan by the PBGC.

    (b) The aggregate fair market value of the assets of the Plans equals or exceeds the aggregate present value of all benefit liabilities under the Plans determined on a termination basis; with respect to any Plan the fair market value of the assets of which does not exceed the present value of all benefit liabilities thereunder (an "Underfunded Plan"), the amount by which the present value of benefit liabilities under each Underfunded Plan (determined on a termination basis) exceeds the fair market value of the assets of such Underfunded Plan is not more than $0.00; and the aggregate amount by which the present value of the benefit liabilities under all Underfunded Plans (determined on a termination basis) exceeds the fair market value of the assets of all such Underfunded Plans is not more than $0.00.

    (c) No withdrawal liability in excess of $0.00 for which the Company, any Subsidiary or any of their respective ERISA Affiliates may be held liable has been incurred and remains unsatisfied, or is expected to be incurred by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates with respect to all Multiemployer Plans and Multiple Employer Plans if a complete or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from all Multiemployer Plans and Multiple Employer Plans by all such persons were to occur. Full payment has been made of all amounts which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates is required under the terms of any Multiemployer Plan, ERISA, the Code or any collective bargaining agreement to have paid as a contribution to such Multiemployer Plan as of the date hereof.

    (d) The execution, performance and delivery of this Agreement and the Loan Documents by any party thereto and the issuance and sale of the Notes hereunder and thereunder, and any actions by any Subsidiary of the Company related thereto, will not involve any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. The Company has delivered to each Purchaser, if requested, a complete and correct list of all employee benefit plans with respect to which the Company is a party in interest or with respect to which any of their securities are employer securities. As used in this subsection 5.20(d), the terms "employee benefit plans" and "party in interest" have the respective meanings specified in section 3 of ERISA, and the term "employer securities" has the meaning specified in section 407 (d) (1) of ERISA.

    (e) The Company and its Subsidiaries have no obligations to provide medical and life insurance benefits to former or retired employees.

    4.25        Disclosure.  Neither (a) the Historical Financial statements,
(b) any statement made by or on behalf of the Company or any Affiliate in this Agreement or the other Loan Documents, nor (c) any other document, certificate or instrument delivered to Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the business, operations, condition (financial or otherwise), properties or prospects of the Company which has not been set forth herein or in the other documents, certificates and instruments delivered to Purchaser by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

    4.26 Compliance with Laws. Each of the Company and each Subsidiary is in compliance in all material respects with all laws, regulations and requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, permits, licenses, exemptions from, and has accomplished all filings or registrations or qualifications with, any court or governmental department, public body or authority, commission, board, bureau, agency, or instrumentality, necessary for the transaction of its business, except where the failure so to be in compliance or to obtain or accomplish any of the matters referred to above would not materially adversely affect the business, operations, condition (financial or otherwise), properties or prospects of the Company and its Subsidiaries, taken as a whole.

    4.27 Solvency. The Company is solvent and will continue to be solvent after giving effect to (i) the transactions contemplated by this Agreement and the Loan Documents; and (ii) the payment of all fees, costs and expenses payable by the Company on the Closing Date.

    4.28 Compliance with Covenants. At the Closing and after giving effect to the transactions contemplated by this Agreement and the Loan Documents, the Company will be in compliance with the covenants contained in subsections 5.14, 5.15, 5.16, 5.17, 5.18 and 5.19 hereof.

    4.29 Employee Controversies. There are no strikes, work stoppages or controversies pending or, to the Company's knowledge, threatened between the Company or any of its Subsidiaries and any of their employees, which are, in the aggregate, materially adverse to the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole.

    SECTION 5.  Company's Covenants

    Until payment in full of all of the Obligations:

    5.01 Use of Loan Proceeds. The Company will use the proceeds of the Loan only for (a) the retirement of short-term debt of the Company in connection with the acquisition of the Ohio Security Property, and (b) the refinancing of John Hancock Loan #163392.

    5.02 Annual Financials. The Company will furnish to the Purchaser as soon as available but in no event more than ninety (90) days after the end of each fiscal year financial statements of the Company on a Consolidated Basis prepared in accordance with generally accepted accounting principles, including balance sheet, statement of income and expense, statement of shareholder equity and statement of changes in financial position, fully certified by independent certified public accountants satisfactory to the Purchaser who are members of the American Institute of Certified Public Accountants. Such financial statements shall be accompanied by the accountants' statement that they are familiar with the financial covenants and provisions of this Agreement and the other Loan Documents and that no Event of Default exists hereunder or, if an Event of Default exists, specifying the nature and period of the Event of Default.

    5.03 Interim Financials. The Company will furnish to the Purchaser as soon as available but in no event more than thirty (30) days after the end of each Accounting Period financial statements of the Company in the form of those required under the immediately preceding section of this Agreement prepared and certified by the chief financial officer of the Company. Once every fiscal quarter, such financial statements shall be accompanied by a certificate signed by the chief financial officer of the Company to the effect that no Event of Default exists hereunder or, if an Event of Default exists, specifying the Event of Default and the steps, if any, being taken to cure it.

    5.04 Other Information. The Company will furnish to the Purchaser, promptly from time to time, such information concerning the operations, business, affairs, and financial condition of the Company as the Purchaser may reasonably request.

    5.05 Books and Records. The Company will at all times (a) maintain complete and accurate books and records; (b) keep and maintain all books and records of the Company at the Company's principal place of business at 3320 Woodrow Wilson Drive, Jackson, Mississippi 39209; and (c) give the Purchaser at least thirty (30) days prior written notice before making a change in the Company's principal place of business or in the location of such books and records.

    5.06        Litigation.  The Company will promptly notify the Purchaser of
(a) any claims, actions, suits or litigation instituted, threatened or reasonably anticipated against the Company which would materially and adversely affect the condition (financial, business or otherwise) of the Company or the Property, and (b) the entry of any judgment or Lien against the Company's assets or properties in excess of $500,000.00.

    5.07 Preservation of Properties. The Company will at all times (a) maintain its properties, whether owned or leased, in good operating condition, and from time to time will make all proper repairs, renewals, replacements, additions, and improvements thereto needed to maintain such properties in good operating condition, (b) comply with the provisions of all material leases to which it is a party or under which it occupies, uses or possesses property so as to prevent any loss or forfeiture thereof or thereunder, and (c) comply with all laws, rules, regulations, and orders applicable to the properties or any part thereof; provided, however, that nothing contained in this section shall require the making of any repair, renewal, replacement, addition, or improvement of or to a particular property or the continued maintenance of any property which would not be required in the exercise of sound business judgment.

    5.08 Insurance. The Company will at all times maintain such insurance on the Security Property as is required by the insurance covenants contained in the Security Documents.

    5.09 Taxes. Except to the extent that the validity or amount thereof is being contested in good faith, by appropriate proceedings and the amount thereof is adequately reserved, the Company will pay and discharge all Taxes prior to the date when any interest or penalty would accrue for the nonpayment thereof.

    5.10 Maintain Existence. The Company will at all times maintain in full force and effect its corporate existence, rights, privileges, licenses, permits and franchises and qualify and remain qualified in all jurisdictions where qualification is required; provided, however, that the provisions of this subparagraph are subject to the terms of subparagraph 5.23 of the paragraph below captioned "Mergers, Consolidations".

    5.11 Compliance with Laws. The Company will at all times comply with all applicable federal, state, and local laws, rules, and regulations, and orders of any court or other governmental authority having jurisdiction and which relate to the Security Property or the operations or business conducted thereon.

    5.12 Reports to SEC and to Stockholders. The Company will furnish to the Purchaser, promptly upon the filing or making thereof, at least one (1) copy of (a) all financial statements, reports, notices, and proxy statements sent to stockholders, and (b) if the shares of the Company should become publicly traded, all regular and other reports filed by Company or either of them with any securities and exchange or with the Securities and Exchange Commission.

    5.13 Adverse Change. The Company shall promptly notify the Purchaser of any condition or event that constitutes, or with the lapse of time, the giving of notice, or both, would constitute an Event of Default, and promptly inform the Purchaser of any material adverse change in the condition (financial, business or otherwise) of the Company.

    5.14 Current Ratio. The Company will at all times maintain a Current Ratio of not less than 1.25:1 determined quarterly on a Consolidated Basis.

    5.15 Working Capital. The Company will at all times maintain Working Capital of at least $1 per laying hen determined quarterly on a Consolidated Basis.

    5.16 Working Capital Plus Committed Revolving Credit. The Company will at all times maintain Working Capital plus Committed Revolving Credit of at least $2 per laying hen determined quarterly on a Consolidated Basis.

    5.17 Net Tangible Asset Test. The Company will at all times maintain a ratio of Net Tangible Assets to Funded Debt of not less than (i) 1.80:1 for the Fiscal Year ending in 1994, (ii) 1.90:1 for the Fiscal Year ending in 1995, and (iii) 2.00:1 for the Fiscal Year ending in 1996, and each Fiscal Year thereafter, determined annually on a Consolidated Basis; provided, however, if the Company issues equity securities or Subordinated Debt is converted to equity, then the required ratio of Net Tangible Assets to Funded Debt shall automatically increase to 2.00:1 for the Fiscal Year ending in which the Company issues equity securities or Subordinated Debt is converted, as the case may be.

    5.18 Tangible Net Worth. The Company will not at any time permit its Tangible Net Worth to be less than $38,000,000.00 plus (i) 50% of Net Income (provided that such amount shall not be less than zero) plus (ii) 100% of the proceeds from the issuance of equity securities plus (iii) 100% of the amount of Subordinated Debt converted to equity, determined semi-annually on a Consolidated Basis; provided, however, in no event shall the Tangible Net Worth of the Company decrease from the previous date of determination.

    5.19 Cash Flow to Debt Service. The Company's ratio of Cash Flow to Debt Service averaged over twelve (12) rolling quarters shall be at all times at least 1.50:1 determined on a Consolidated Basis.

    5.20 Investment in Security Property. The Company shall reinvest annually in capital improvements to or repair and maintenance of the Security Property no less than twenty-five percent (25.0%) (determined on a Consolidated Basis) of their annual depreciation as indicated on the financial reports and statements delivered to Purchaser in accordance with this Agreement.

    5.21 Dividends. Without the prior written consent of the Purchaser, the Company shall not (i) declare or pay any dividend, (ii) make any distribution on any shares of any class of its own stock, or (iii) redeem, retire, purchase or otherwise acquire for value any shares of any class of its own stock, if in any Fiscal Year the aggregate amount of such dividends and payments would exceed fifty percent (50%) of Net Income for such Fiscal Year.

    5.22 Lease Obligations. The Company will not enter into (i) any leases of real or personal property whether as lessor or lessee or (ii) any sale and lease back arrangements of any kind whereby the Company's aggregate lease obligations for any fiscal year would exceed two and one-half of one percent (2.5%) of Net Tangible Assets determined upon a Consolidated Basis; provided, however, that leases of rolling stock shall be excluded for the purposes of the foregoing calculation.

    5.23 Mergers, Consolidations. The Company will not be a party to any merger or consolidation with any other Person unless the Company shall be the surviving corporation and, following such merger or consolidation, the Company shall be in full compliance with all covenants, restrictions, representations and warranties contained in this Agreement and in the other Loan Documents, all determined on a Consolidated Basis. The Company shall, however, give the Purchaser written notice of any merger or consolidations permitted under this subparagraph within fifteen (15) days after the effective date thereof.

    5.24 Transfer of Stock in Company. The shares of stock in the Company may be transferred subject, however, to the limitation that Fred Adams or members of his immediate family shall at all times own at least fifty-one percent (51%) of the voting rights in the Company.

    5.25 Accounting. The Company will maintain, and will cause each Subsidiary to maintain, a system of accounting established and administered in accordance with GAAP, and will accrue, and will cause each Subsidiary to accrue, all such liabilities as shall be required by GAAP.

    5.26 Other Information. The Company will deliver to Purchaser, so long as any Obligations are outstanding:

    (a) (i) within ten days after it or any of its Subsidiaries knows or has reason to know that a Reportable Event has occurred with respect to any Plan (whether or not the requirement for notice of such Reportable Event has been waived by the PBGC), a certificate of a senior financial officer of the Company setting forth the details of such Reportable Event and stating the action, if any, that the Company or any ERISA Affiliate proposes to take with respect thereto; (ii) upon request made from time to time and promptly confirmed in writing, a copy of the most recent actuarial report and annual report completed with respect to any Plan of the Company or any of its Subsidiaries; (iii) within ten days after it or any of its Subsidiaries knows or has reason to know that any of the following has occurred with respect to any Plan: (A) any Plan has been terminated, (B) the Plan Sponsor intends to terminate any Plan or amend any Plan in a manner that would be treated as a termination under Section 4041(e) of ERISA, (C) a substantial cessation of operations within the meaning of section 4068(f) of ERISA has occurred under circumstances which could result in the treatment of the Company or any ERISA Affiliate as a substantial employer under a Multiple Employer Plan or the application of the provisions of section 4062, 4063 or 4064 of ERISA to the Company or any ERISA Affiliate, or (D) the PBGC has instituted or indicated its intention to institute proceedings under section 4042 of ERISA to terminate any Plan or proceedings to appoint a trustee to administer any Plan or Multiemployer

Plan, a certificate of a senior financial officer of the Company setting forth the details thereof and stating the action, if any, that the Company or any ERISA Affiliate proposes to take with respect thereto; (iv) within ten days after it or any of its Subsidiaries knows or has reason to know that (A) any of them has experienced or caused a complete withdrawal or partial withdrawal (within the meaning of section 4203, 4205 or 4063 of ERISA) from any Plan or Multiemployer Plan, (B) a Multiemployer Plan is in reorganization or is insolvent pursuant to sections 4241 or 4245 of ERISA or intends to terminate under section 4041A of ERISA, or (C) a Multi-employer Plan intends to terminate, a certificate of a senior financial officer of the Company setting forth the details thereof and stating the action, if any, that the Company or any ERISA Affiliate proposes to take with respect thereto; (v) within ten days after it or any of its Subsidiaries knows or has reason to know that a "prohibited transaction" within the meaning of section 406 of ERISA with respect to any Employee Benefit Plan has occurred, a certificate of a senior financial officer of the Company or Subsidiary, as the case may be, setting forth the details of such prohibited transaction and the Company's or Subsidiary's proposed response thereto; and (vi) within ten days after it, any of its Subsidiaries or any of their respective ERISA Affiliates has any reason to know of any event or series of events or conditions the occurrence or existence of which could reasonably be expected to result in (A) a material liability to the Company or any ERISA Affiliate under Title IV of ERISA, (B) the institution of a proceeding against the Company or any ERISA Affiliate to enforce section 515 of ERISA, or (C) the imposition of a lien on any property of the Company or any ERISA Affiliate pursuant to section 4068 of ERISA or section 412(n) of the Code, a certificate of a senior financial officer of the Company setting forth the details of such event or condition and the action, if any; that the Company, Subsidiary or ERISA Affiliate proposes to take with respect thereto; provided that each certificate delivered pursuant to this Section shall be accompanied by a copy of any notice or report filed with, given to or received from the PBGC, the Internal Revenue Service or the Department of labor with respect to the event or condition that is the subject of the certificate;

    (b) promptly, and in any event within five Business Days of the occurrence of any of the following events, an Officer's Certificate describing such event: (i) the Company or any Subsidiary shall have filed any amendment to its charter documents or changed its jurisdiction of incorporation, or (ii) the Company shall have changed its corporate name or shall do business under any name other than Cal-Maine Foods, Inc., or (iii) the Company shall have changed its principal place of business or its chief executive offices, or (iv) the Company or any Subsidiary shall have become a party to any suit, action or proceeding which, if adversely determined, would have a materially adverse effect on the business, operations, condition (financial or otherwise), properties or prospects of the Company and its Subsidiaries, taken as a whole, or in which the uninsured portion of the projected settlement amount involved therein could equal $2,000,000.00 or more, or (v) the Company or any Subsidiary shall form or acquire any new Subsidiary, or (vi) any strike, walkout, work stoppage or other material employee disruption relating to any plant or facility owned or leased by the Company or any Subsidiary, or the expiration of any labor contract to which the Company or any Subsidiary is a party or by which it is bound (unless there exists a new labor contract in substitution therefor), or (vii) the Company or any Subsidiary shall have obtained knowledge that any of its insurance policies will be cancelled or not renewed and such cancellation or failure to renew could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties or prospects of the Company and its Subsidiaries, taken as a whole (unless there exists, or the Company reasonably expects to obtain upon such policy's termination, a similar insurance policy in substitution therefor);

    (c) promptly upon receipt thereof, copies of any notices to the Company or any Subsidiary from any federal or state administrative agency relating to any order, ruling, statute or other law or regulation which could reasonably be expected to have a materially adverse effect on the business, operations, condition (financial or otherwise), properties or prospects of the Company and its Subsidiaries, taken as a whole;

    (d) promptly, and in any event within five Business Days after the Company shall become aware of the existence of an Event of Default, an Officer's Certificate specifying the nature and period of existence thereof and what action the Company or a Subsidiary, as the case may be, is taking or proposes to take with respect thereto;

    (e) promptly following the Company's receipt thereof but in no event later than 10 Business Days after such receipt, copies of each environmental report, audit or survey of the Security Property then or previously owned by the Company or any Subsidiary prepared by the Company or by an environmental consulting firm or other Person, whether at the expense of the Company or of any previous owner of such Security Property;

    (f) promptly after receiving (and in no event later than five days after receipt thereof) a written audit adjustment proposal, notice of deficiency, revenue agent's report or similar notice from the Internal Revenue Service asserting a material deficiency with respect to the Company or any of its Subsidiaries, a copy of any such written audit adjustment proposal, notice of deficiency, revenue agent's report or similar notice;

    (g) promptly following the Company's receipt of a request by Purchaser therefor, any and all filing, recording, re-filing and rerecording of the Security Documents and/or financing statements and continuation statements with respect thereto as is necessary to protect and preserve the rights and interests of the Purchaser in and to the Security Property and the Liens on and in the Security Property created by the Security Documents; and

    (h) with reasonable promptness, such other information and data with respect to the Company or any Subsidiary as from time to time may be reasonably requested.

    5.27 Inspection. (a) Purchaser or Purchaser's representatives or agents, shall have the right, upon reasonable notice to the Company and during normal business hours, to visit and inspect any of the properties of the Company and of its Subsidiaries, to examine the books of account and records of the Company and of its Subsidiaries, to make copies and extracts therefrom, to discuss the affairs, finances and accounts of the Company and of its Subsidiaries with, and to be advised as to the same by, its and their officers, employees, and independent public accountants and, subject to the prior written consent of the Company, not to be unreasonably withheld, its and their environmental consultants, all at such reasonable times and intervals as Purchaser may desire; provided, however, that (i) Purchaser will offer the Company the opportunity to be present at any such discussion and (ii) in each case Purchaser agrees to comply with all applicable health and safety regulations and that any such inspections or discussions shall not be disruptive to the normal business activities of the Company or any Subsidiary, as the case may be. The Company agrees to pay all reasonable fees of its environmental consultants and accountants incurred by Purchaser in connection with Purchaser's exercise of rights pursuant to this Section and if an Event of Default shall have occurred and be continuing all out-of-pocket expenses incurred by Purchaser in connection with Purchaser's exercise of rights pursuant to this Section. The Company will, upon written request therefor, afford Purchaser the opportunity to obtain any information, to the extent the Company possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of any of the representations and warranties made by the Company hereunder.

    5.28 Compliance with ERISA. The Company will not, and will not permit any ERISA Affiliate to:

                (a) (i) engage in any transaction in connection with which the Company or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to section 502(i) of ERISA or a tax imposed by section 4975 of the Code, (ii) fail to make full payment when due of all amounts which would be deductible by the Company or any ERISA Affiliate and which, under the provisions of any Plan, applicable law or applicable contract or collective bargaining agreement, the Company or any ERISA Affiliate is required to pay as contributions thereto, or (iii) permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan (other than a Multiemployer Plan or a Multiple Employer
    Plan), if, in the case of any of subdivision (i), (ii) or (iii) above, such penalty or tax, or the failure to make such payment, or the existence of such deficiency, as the case may be, could have a material adverse effect on the financial position of the Company; or

                (b) permit the amount of unfunded benefit liabilities (within the meaning of section 4001(a) (18) of ERISA) under each Plan maintained at such time by the Company, any Subsidiary or any of their respective ERISA Affiliates (other than Multiemployer Plans or Multiple Employer Plans) to exceed $0.00 or permit the aggregate amount of such unfunded benefit liabilities to exceed $0.00.

    5.29 Maintenance of Properties; Insurance. The Company will maintain or cause to be maintained in good repair, working order and condition all properties used or useful in, and deemed material to, the business of the Company and each Subsidiary and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of each Subsidiary against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts and with such deductibles and other self-insurance as are customarily carried under similar circumstances by such other corporations.

    5.30 Survey. On or before December 15, 1993, the Company shall furnish the Purchaser a survey of the Ohio Security Property prepared, certified and sealed by a surveyor satisfactory to the Purchaser showing, among other things, the location of any existing improvements wholly within the boundary lines of the Security Property and showing setback lines or building lines, if any. The survey shall also show (a) the location of all easements and rights of way and all other exceptions described in the title insurance commitment heretofore submitted to the Purchaser (to the extent such matters can be shown) and (b) the courses and distances to and names of the nearest intersecting public streets or roads. The survey shall include a certification as to the location of the Security Property within any special flood, mudslide or erosion hazard area and shall contain such other certifications as Purchaser may require. The surveyor shall also execute such survey reports and certifications as the title insurance company may require in order to delete the survey exception contained in the Purchaser's title insurance policy with respect to the Ohio Security Property. In addition, the Company shall furnish to the Purchaser on or before December 15, 1993, (a) if requested by Purchaser, a duly recorded modification to the Ohio Mortgage which changes the legal description to match the description shown on the survey, which modification will be prepared by counsel to Purchaser at the expense of the Company, and (b) an endorsement to Purchaser's title insurance policy which
(i) adds the modification agreement as an additional insured instrument, (ii) updates the effective date of the title policy to the date of recording of the modification, without any further exceptions to title unless Purchaser consents in writing thereto, (iii) providing a full ALTA 3.1 zoning endorsement and a full comprehensive endorsement to the policy with respect to the Ohio Security Property, (iv) deleting the survey exception with respect to the Ohio Security Property and (v) providing such other affirmative coverage with respect to matters of survey as Purchaser may require.

    5.31 Place of Payments. All payments on account of the Notes or other obligations in accordance with the provisions of this Agreement shall, until changed by Purchaser as hereinafter provided, be made by delivery of the Company's check or checks to:

                       John Hancock Mutual Life Insurance Company
                       Agricultural Investment Department Service Center Suite 106, 1605 South State Street
                       Champaign, Illinois  61820-7237

The place for or method of payment may be changed from time to time by Purchaser by written notice to the Company setting forth the new place or method of payment. The Purchaser expressly reserves the right to require that payments be made by bank wire transfer of immediately available funds to a destination designated by the Purchaser.

    SECTION 6.  Events of Default

    The occurrence of any one or more of the following events (the "Events of Default") shall constitute an event of default hereunder:

    6.01 Principal, Interest or Premium.Any default in the payment of the principal or interest or installments of principal and interest or premium on any Note when the same shall be due and payable.

    6.02 Indebtedness. Any default being made in payment of any indebtedness secured by the Security Documents (other than specified in paragraph 6.01 above) as such indebtedness becomes due, or in the payment of the taxes, assessments or charges or insurance premiums as set forth in the Security Documents.

    6.03 Waste. If Strip or Waste be committed on or with respect to the Security Property or improvements or other items constituting a part of the Security Property be removed from the Security

Property without the prior written consent of the Purchaser and shall not be cured within sixty (60) days after written notice from Purchaser.

    6.04 Other Default. Any default being made in the performance or observance of any other terms, covenants or agreements of the Security Documents or of the Notes or of this Agreement or of any other document or instrument executed in connection therewith.

    6.05 Foreclosure, Seizure, etc. The institution of any foreclosure proceeding or proceeding to exercise a power of sale or other similar proceeding or any attempted sale, seizure or other similar enforcement action by the holder of any deed of trust, mortgage, security agreement or other lien upon all or any part of the Security Property whether or not the deed of trust, mortgage, security agreement or other lien is prior to or subordinate to any of the Security Documents.

    6.06 Receiver, Bankruptcy, etc. If by order of a court of competent jurisdiction a receiver or liquidator or trustee of the Company or the record owner for the time being of any part of the Security Property shall be appointed and shall not have been discharged within sixty (60) days, or if by decree of such court the Company or such owner shall be adjudicated bankrupt or insolvent and such decree shall continue to be undischarged and unstayed for thirty (30) days after the entry thereof, or if a petition to reorganize the Company or such owner pursuant to the Federal Bankruptcy Code or any other similar statute applicable to the Company or such owner as now or hereafter in effect shall be filed against the Company or such owner and shall not be dismissed within one hundred twenty (120) days after such filing, or the Company or such owner shall file a petition in voluntary bankruptcy under any provision of any bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition under any such law, or if (without limitation of the generality of the foregoing) the Company or such owner shall file a petition for an arrangement or to reorganize the Company or such owner pursuant to the Federal Bankruptcy Code or any other similar statute applicable to such owner, as now or hereafter in effect, or if the Company or such owner shall institute any proceeding for dissolution or liquidation, or shall make an assignment for the benefit of creditors, or shall admit in writing inability to pay his or its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of the Company or such owner.

    6.07 Representations and Warranties. Any representation or warranty by the Company contained in this Agreement or otherwise made in connection with the loan evidenced by the Notes shall be false or erroneous in any material respect including, without limitation any warranty or representation made in the Commitment.

    6.08        Hazardous Material.  If at any time it shall be determined that
(1) any Hazardous Material shall be located upon or under the Security Property which is not in full compliance with all applicable Environmental Laws, or (2) the Security Property violates any applicable Environmental Laws, or (3) the Company is in violation of any of the representations, warranties and agreements contained in paragraph 32 of the Deed of Trust or in paragraph 32 of the Mortgage.

    SECTION 7.  Rights and Remedies

    If any one or more Events of Default shall occur, then in each and every such case, the Purchaser at its option may at any time thereafter exercise and/or enforce any or all of the following rights and remedies:

    7.01 Acceleration. Declare without notice to the Company all of the Obligations to be immediately due and payable, whereupon the same shall become due and payable, together with accrued and unpaid interest thereon, without presentment, demand, protest, or notice, all of which the Company hereby waive.

    7.02 Exercise of Rights and Remedies. Exercise any rights and remedies available to the Purchaser under this Agreement, the Notes, the Security Documents or the other Loan Documents, and under applicable laws.

    7.03 Remedies, etc., Cumulative. Each right, power, and remedy of the Purchaser as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Purchaser of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Purchaser of any or all such other rights, powers, or remedies.

    7.04 No Waiver, etc. No failure or delay by the Purchaser to insist upon the strict performance of any term, condition, covenant, or agreement of this Agreement or of any of the other Loan Documents, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Purchaser from exercising any such right, power, or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Agreement or under the Notes or under any of the other Loan Documents, the Purchaser shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement, the Notes, or any of the other Loan Documents, or to declare an Event of Default for failure to effect such prompt payment of any such other amount.

    7.05 Accounts and Set Off. The Company hereby grants to the Purchaser, as security for the full and punctual payment and performance of the Obligations, a continuing lien on and security interest in all now or hereafter existing balances, credits, accounts, deposits (general or special, time or demand, provisional or final) and all other sums credited by, maintained with or due from the Purchaser or any affiliate of the Purchaser to the Company or subject to withdrawal by the Company; and regardless of the adequacy of any collateral or other means of obtaining repayment of the Obligations, the Purchaser may at any time and without notice to the Company set off the whole or any portion or portions of any or all such balances, credits, accounts, deposits and other sums against any and all of the Obligations.

    SECTION 8.  Miscellaneous

    8.01 Expenses, etc. Whether or not the transactions contemplated hereby shall be consummated, the Company will pay all expenses incurred by Purchaser in connection with such transactions and in connection with any amendments or waivers (whether or not the same become effective) and in connection with the enforcement of any of Purchaser's rights under or in respect hereof or the Notes, including, without limitation: (a) the cost and expenses of preparing and reproducing this Agreement and the other Loan Documents, of furnishing all opinions by counsel for the Company (including any opinions requested by Purchaser's special counsel as to any legal matter arising hereunder) and all certificates on behalf of the Company; (b) the cost of delivering to your principal office, insured to your satisfaction, the Notes sold to you hereunder and any Notes delivered to you upon any substitution thereof pursuant hereto or thereto and of your delivering any Notes, insured to your satisfaction, upon any such substitution; (c) the reasonable fees, expenses and disbursements of Purchaser's special counsel in connection with such transactions and any such amendments or waivers; (d) the cost and expenses of obtaining a Private Placement Number for the Notes; (e) the reasonable out-of-pocket expenses incurred by Purchaser in connection with such transactions and any such amendments or waivers; and (f) costs and expenses, including attorneys' fees, incurred by Purchaser which shall hold any Notes in enforcing any rights under any Loan Documents or in responding to any subpoena or other legal process issued in connection with this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby or by reason of Purchaser's having acquired any Note, including without limitation, costs and expenses incurred in any bankruptcy case. The Company also agree to pay the costs and expenses or other taxes, fees and charges incurred with respect to the recording, registering or filing of financing statements in respect of any Lien created by or to be maintained under any Security Document and compliance with all statutes and regulations as may be necessary or desirable in order to establish, protect, perfect and preserve any Lien created by or to be maintained under any Security Document and the rights of the holders of the Notes. The Company also will pay, and will save Purchaser and each holder of any Notes harmless from, all claims in respect of the fees, if any, of brokers and finders and any and all liabilities with respect to any taxes including interest and penalties) which may be payable in respect of the execution and delivery hereof, the issue of the Notes hereunder and any amendment or waiver under or in respect hereof or of the Notes.

    8.02 Survival. All covenants, agreements, representations, and warranties made herein and in any other instruments or documents delivered pursuant hereto shall survive the execution and delivery of the Notes and shall continue in full force and effect so long as any of the Obligations are outstanding and unpaid.

    8.03 Notices. All notices, demands, requests and other communications required under this Agreement or the Notes or the other Loan Documents shall be in writing and shall be deemed to have been properly given, if personally delivered, on the date of such delivery, or, if sent by Certified U.S. Mail, return receipt requested, on the third (3rd) business day following deposit in the U.S. mail, postage prepaid or if sent by overnight courier such as Federal Express, Airborne, Emery or similar reputable national courier with guaranteed overnight delivery, on the day following the date delivered to such overnight courier. All notices shall be addressed to the party to whom it is intended at its address set forth below:

           Company:      Cal-Maine Foods, Inc.
                         3320 Woodrow Wilson Drive
                         Jackson, Mississippi 39209
                         Attention:  B. J. Raines

           Purchaser:    John Hancock Mutual Life Insurance Company
                         John Hancock Place
                         Post Office Box 111
                         200 Clarendon Street
                         Boston, Massachusetts 02117
                         Attention: Agribusiness Investment Group - T57

    with a copy to:      John Hancock Mutual Life Insurance Company
                         Office Manager
                         2305 Cedar Springs Road
                         Suite 230
                         Dallas, Texas  75201

Any party may designate a change of address by written notice to the other, given at least ten (10) days before such change of address is to become effective.

    8.04 Change, etc. Neither this Agreement nor any term, condition, representation, warranty, covenant, or agreement hereof may be changed, waived, discharged, or terminated orally but only by an instrument in writing by the party against whom such change, waiver, discharge, or termination is sought.

    8.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

    8.06 Terms Binding. All of the terms, conditions, stipulations, warranties, representations, and covenants of this Agreement shall apply to and be binding upon, and shall inure to the benefit of, the Company and the Purchaser and each of their respective heirs, personal representatives, successors, and assigns.

    8.07 Gender, etc. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders.

    8.08 Headings. The section and subsection headings in this Agreement are for convenience only and shall not limit or otherwise affect any of the terms hereof.

    8.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

    8.10 Further Assurances and Corrective Instruments. The parties hereto agree that they will, from time to time, execute and deliver, or cause to be executed and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the intention of the parties to, or facilitating the performance of, this Agreement.

    8.11        Estoppel Certificate.  The Company will, upon not less than ten
(10) business days' request by the Purchaser or any other party to this transaction, execute, acknowledge, and deliver to such person a statement in writing, certifying (a) that this Agreement and the other Loan Documents are unmodified and in full force and effect and the payments required thereunder to be paid by the Company have been paid, and (b) the then unpaid principal balance of the Notes; and stating whether or not to the knowledge of the signer of such certificate any party to any of the Loan Documents is in default in the performance of any covenant, agreement, or condition contained therein and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant to this section may be relied upon by the Purchaser and the other parties to this transaction.

    8.12 Illegality. If fulfillment of any provision hereof or any transaction related hereto or to the other Loan Documents, at the time performance of such provisions shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement or the other Loan Documents in whole or in part, then such clause or provision only shall be void, as though not herein contained, and the remainder of this Agreement and such other Loan Documents shall remain operative and in full force and effect; provided, however, that if any such provision pertains to the repayment of the Obligations, the occurrence of any such invalidity shall constitute an Event of Default hereunder.

    8.13 Assignment. This Agreement and the other Loan Documents may not be assigned, in whole or in part, by the Company without the prior written consent of the Purchaser.

    8.14 Statements. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties of the Company hereunder unless such certificate or instrument shall expressly state to the contrary.

    8.15 Entire Agreement. This Agreement embodies the entire agreement and understanding between you and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.

    IN WITNESS WHEREOF, the Purchaser and the Company have each caused this Agreement to be executed under seal as of the day and year first above written.

                              JOHN HANCOCK MUTUAL LIFE
                              INSURANCE COMPANY,
                              a Massachusetts corporation


                              By:
                                 ----------------------------------------
                              Title:
                                    -------------------------------------





                      [Signatures Continued on Next Page]

                                   CAL-MAINE FOODS, INC., a
                                   Delaware corporation


ATTEST:                            By:
                                      ---------------------------------------
                                         Chief Executive Officer

--------------------------------
                  Secretary
-----------------
[CORPORATE SEAL]

                                   EXHIBIT A

                                  Form of Note

                                   EXHIBIT B

                     Opinion of Wells Moore Simmons & Neeld

                                   EXHIBIT C

          Opinion of Gaylord, Singleton, McNally, Strickland & Snyder

                                   EXHIBIT D

                 Opinion of Ohio Local Counsel for the Company

                                   EXHIBIT E

                   Opinion of Womble Carlyle Sandridge & Rice

                                   EXHIBIT F
                                 (Section 4.11)

                         Capitalization of the Company
                                    Options
                               Convertible Stock

                                   EXHIBIT G
                                 (Section 4.12)

                                  Subsidiaries

                                   EXHIBIT H
                                 (Section 4.13)

                                  Liabilities

                                   EXHIBIT I
                                 (Section 4.14)

                                 Changes, etc.

                                   EXHIBIT J
                                 (Section 4.16)

                                  Funded Debt
                          Restrictions on Liabilities

                                  EXHIBIT J-1
                                 (Section 4.17)

                      Amount of Committed Revolving Credit

                                   EXHIBIT K
                                 (Section 4.18)

                            UCC Financing Statements

JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY
Agricultural Investment Department
Agribusiness Investment Group

Suite 230
2305 Cedar Springs Road                   [JOHN HANCOCK FINANCIAL SERVICES LOGO]
Dallas, TX 75201
(214) 880-9044

WILLIAM H. HASSON
Agribusiness Investment Officer             NOVEMBER 30, 1994

Mr. Bobby Raines
Cal-Maine Foods, Inc.
P.O. Box 2960
Jackson, MS 39207

Dear Bobby:

We have approved your request for a temporary waiver of the cash flow to debt service covenant and your request for a permanent change of the cash flow to debt service ratio from 1.55 : 1 to 1.25 : 1.

The formula for this covenant will be adjusted as follows:

The numerator would be comprised of:
Rolling four quarters depreciation
Rolling four quarters interest
Rolling 12 quarters pre-tax income divided by three

The denominator would be comprised of:
Current portion of long-term debt
Rolling four quarters interest

As we indicated in our meeting, we are concerned about Cal-Maine's level of capital expenditures and the lack of material earnings, during the last three years. We ask that the Company consider reducing its level of capital expenditures until a recovery in earnings is fully underway.

We would like to have a follow-up meeting with you in April 1995 to get an update on the capital expenditure program as well as your financial position.

Bobby, if you have any questions, please give me a call.

                                                            Sincerely,

                                                            /s/ BILL HASSON

                                                            Bill Hasson

cc:      Scott McFetridge

JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

Agricultural Investment Department
Agribusiness Investment Group

Suite 230
2305 Cedar Springs Road
Dallas, TX 75201                          [JOHN HANCOCK FINANCIAL SERVICES LOGO]
(214) 880-9044

WILLIAM H. HASSON
Agribusiness Investment Officer




                                 July 25, 1995


Mr. Bobby Raines
Cal-Maine Foods, Inc.
P.O. Box 2960
Jackson, MS 39207


Dear Bobby:

We have approved your request for a loan modification. The net tangible assets to funded debt covenant shall be modified to reflect 1.80 to 1 for fiscal year 1995 and 1996, and 1.90 to 1 for fiscal year 1997 and thereafter. All additional covenants shall remain the same.

As a condition of this modification, capital expenditures for fiscal year 1996 shall be limited to the sum of fiscal year 1996 depreciation plus amortization.

Bobby, if you have any questions, please give me a call.

                                                            Sincerely,

                                                            /s/ BILL HASSON

                                                            Bill Hasson

cc: Scott McFetridge

JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

Bond and Corporate
Finance Department                 [JOHN HANCOCK OLYMPIC WORLDWIDE SPONSOR LOGO]

John Hancock Place
Post Office Box 111
Boston, Massachusetts 02117


                                October 18, 1996

Cal-Maine Foods, Inc.
3320 Woodrow Wilson Drive
Jackson, Mississippi 39209
Attention: B.J. Raines

         Re:     Note Purchase Agreement dated as of November 10, 1993

Gentlemen:

         Reference is made to that certain Note Purchase Agreement dated as of November 10, 1993 between John Hancock Mutual Life Insurance Company and Cal-Maine Foods, Inc., as amended by letter dated July 25, 1995 (the "Agreement"). Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Agreement.

         Section 5.21 of the Agreement is hereby deleted and replaced in its entirety as follows:

                 "5.21 Dividends. The Company shall not declare or pay any dividend if such payment would cause a violation of any other covenant herein."

         Please confirm your agreement with the foregoing by signing this letter in the space indicated below.

                                                Very truly yours,


                                                JOHN HANCOCK MUTUAL LIFE
                                                  INSURANCE COMPANY


                                                By: [sig]
                                                   -------------------------
                                                Title:  Investment Officer


AGREED:

CAL-MAINE FOODS, INC.

By: [sig]
   --------------------------
Title: VP/CFO